SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series of the Trust as of August 31, 2014:

Fund	Shareholder
GMO EMERGING COUNTRIES FUND	GMO EMERGING COUNTRIES SERIES FUND
GMO EMERGING COUNTRIES FUND	WELLS FARGO BANK NA FBO NPPD EMERGING
GMO FOREIGN SMALL COMPANIES FUND	CAISSE DE RETRAITE D' HYDRO-QUEBEC
GMO GLOBAL BOND FUND	THE RET TR FUND OF LIFEWAY CHRISTIAN
GMO INTERNATIONAL BOND FUND	SEI PRIVATE TRUST COMPANY C/O COMPASS
GMO SPECIAL OPPORTUNITIES FUND	GMO BENCHMARK FREE ALLOCATION FUND
GMO WORLD OPPORTUNITY OVERLAY FUND	JP MORGAN CHASE BANK AS DIR TTEE FOR THE
GMO WORLD OPPORTUNITY OVERLAY FUND	GMO CORE PLUS BOND FUND

The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Trust during the period February 28, 2014 through August 31, 2014:

Fund	Shareholder

GMO U.S. TREASURY FUND	GMO SYSTEMATIC GLOBAL MACRO OPPORTUNITY (FORMERLY GMO ALTERNATIVE ASSET OPPORTUNITY FUND)
GMO WORLD OPPORTUNITY OVERLAY FUND	GMO STRATEGIC FIXED INCOME FUND